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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                     OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:

Troon Partners, L.P.

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

Oppenheimer Tower
One World Financial Center
33rd Floor
200 Liberty Street
New York, New York  10281

TELEPHONE NUMBER (INCLUDING AREA CODE):

(212) 667-4225

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Mitchell A. Tanzman
Managing Director
Oppenheimer & Co., Inc.
Oppenheimer Tower
One World Financial Center
33rd Floor
200 Liberty Street
New York, New York 10281

copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
900 Third Avenue
New York, New York 10022
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CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes   X          No
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                                   SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York, and State of New York, on the 31st day of December, 1996.

                                  TROON PARTNERS, L.P.
                                  (Name of Registrant)

                                  By:     TROON MANAGEMENT, L.L.C.
                                          General Partner
                                          (Name of director, trustee or officer
                                          signing on behalf of Registrant)

                                  By:     OPPENHEIMER & CO., INC.
                                          Managing Member



                                  By:     /s/ Mitchell A. Tanzman
                                          --------------------------------------
                                          Mitchell A. Tanzman
                                          Managing Director